UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

December 13, 2019

Date of report (date of earliest event reported)

Digi International Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34033	41-1532464
(State of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

9350 Excelsior Blvd., Suite 700 Hopkins, Minnesota	55343
(Address of principal executive offices)	(Zip Code)

(952) 912-3444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	DGII	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter):

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Acquisition of Opengear

On December 13, 2019 Digi International Inc. (“Digi”) completed its acquisition of Opengear, Inc. (“Opengear”) pursuant to the previously announced Agreement and Plan of Merger (the “Merger Agreement”) with Namath Merger Sub, Inc., Opengear, and Shareholder Representative Services LLC, as representative of the securityholders of Opengear.

The total consideration for the acquisition was approximately $140 million in cash paid at closing, subject to net working capital, cash and debt adjustments, and up to $15 million in potential additional consideration based on revenue in excess of established threshold amounts for Opengear through the remainder of 2019 and 2020. Digi funded its cash closing obligation with cash on hand and $110 million in proceeds from the Credit Facility (defined below).

The material terms of the Merger Agreement were previously disclosed in the current report on Form 8-K filed on November 8, 2019, Item 1.01 of which is incorporated herein by reference.

Senior Secured Credit Facility

On December 13, 2019, Digi entered into a credit agreement (the “Credit Agreement”) with BMO Harris Bank N.A.  (“BMO”), as administrative agent and collateral agent, BMO Capital Markets Corp., as joint lead arranger and sole book runner and Silicon Valley Bank, as joint lead arranger, other lenders from time to time party thereto (collectively, the “Lenders”). The Credit Agreement provides Digi with senior secured credit facilities (the “Credit Facility”) totaling $150 million, consisting of (i) a $50 million senior secured term loan credit facility (the “Term Loan Facility”) and (ii) a $100 million senior secured revolving loan credit facility (the “Revolving Loan Facility”). The Revolving Loan Facility includes a $10 million letter of credit subfacility and $10 million swingline subfacility.

In addition to the $110 million used to fund the acquisition of Opengear, Digi may use the remaining amounts under the Credit Agreement for working capital, capital expenditures, restricted payments and acquisitions permitted under the Credit Agreement, and other general corporate purposes.

Borrowings under the Credit Facility bear interest at a rate per annum equal to one of the following, plus, in both cases, an applicable margin based upon Digi’s leverage ratio: (a) LIBOR for an interest period of one, two, three or six months as selected by Digi, reset at the end of the selected interest period, or (b) a base rate determined by reference to the highest of (1) BMO’s prime rate, (2) the Federal Funds Effective Rate plus 0.5%, or (3) one-month LIBOR for U.S. dollars plus 1.00%. The LIBOR margin is 3.25%-1.25%%, depending on Digi’s net leverage ratio. The base rate margin is 2.25%-0.25%, depending on Digi’s net leverage ratio.

In addition to paying interest on the outstanding principal under the Credit Facility, Digi is required to pay a commitment fee on the unutilized commitments thereunder. The commitment fee is between 0.40%-0.20% depending on Digi’s net leverage ratio.

Loans under the Term Loan Facility will be repaid in quarterly installments on the last day of each fiscal quarter, with amortization of 5% in the first two years, 7.5% in the next two years and 10% in the final year.  The remaining outstanding balance will be repaid in full after five years.

The Credit Facility is secured by substantially all of the personal property assets of Digi and its subsidiaries.

Commencing with the fiscal quarter ending December 31, 2019, the Credit Agreement will require Digi to maintain (a) a minimum fixed charge coverage ratio of 1.25 to 1.00 and (b) a maximum consolidated net leverage ratio of 3.25 to 1.0, with 0.25 step-downs starting in March 31, 2020 and eventually to 2.50 to 1.00 on March 31, 2022 and each fiscal quarter thereafter, subject to certain temporary increases after a permitted acquisition.  The Credit Agreement also contains other customary affirmative and negative covenants, including covenants that restrict the ability of Digi and its subsidiaries to incur additional indebtedness, dispose of significant assets, make certain investments, including any acquisitions other than permitted acquisitions, make certain restricted payments, enter into sale and leaseback transactions or grant additional liens on its assets, subject to certain limitations.

The Credit Agreement contains customary events of default, the occurrence of which would permit the lenders to terminate their commitments and accelerate loans under the Credit Facility, including failure to make payments under the Credit Facility, failure to comply with covenants in the Credit Agreement and other loan documents, cross default to other material indebtedness of Digi or any of its subsidiaries, failure of Digi or any of its subsidiaries to pay or discharge material judgments, bankruptcy of Digi or any of its subsidiaries, and change of control of Digi.

Certain lenders under the Credit Facility have performed and may continue to perform commercial banking and financial services for Digi and its subsidiaries for which they have receive and will continue to receive customary fees.

The foregoing summaries of the material terms of the Credit Agreement and underlying Credit Facility are not complete and are qualified by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this current report on Form 8-K.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The disclosure under Item 1.01 of this current report on Form 8-K regarding Digi’s acquisition of Opengear is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 of this current report on Form 8-K regarding the Credit Agreement and Credit Facility is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

The text of Digi’s press release announcing the closing of its acquisition of Opengear and the Credit Agreement is set forth in Exhibit 99.1 to this current report on Form 8-K and is incorporated by reference into this Item 7.01.

Item 9.01	Financial Statements and Exhibits.

(a)       Financial Statements of Businesses Acquired.

Digi intends to file the financial information required to be filed pursuant to Item 9.01(a) of Form 8-K by amendment to this current report on Form 8-K not later than 71 calendar days after the date this current report on Form 8-K is required to be filed.

(b)       Pro Forma Financial Information.

Digi intends to file the financial information required to be filed pursuant to Item 9.01(b) of Form 8-K by amendment to this current report on Form 8-K not later than 71 calendar days after the date this current report on Form 8-K is required to be filed.

(d)       Exhibits.

The following exhibits are provided herewith:

Exhibit No.	Description	Manner of Filing
2.1	Agreement and Plan of Merger by and among Digi International Inc., Namath Merger Sub, Inc., Opengear, Inc. and Shareholder Representative Services LLC, as representative, dated as of November 7, 2019*(1)	Incorporated by Reference
10.1	Credit Agreement dated as of December 13, 2019, with BMO Harris Bank N.A., as administrative agent and collateral agent, BMO Capital Markets Corp., as joint lead arranger and sole book runner and Silicon Valley Bank, as joint lead arranger, other lenders from time to time party thereto*	Filed Electronically
99.1	Press release dated December 16, 2019	Furnished Electronically

*	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Digi agrees to furnish to the Commission a copy of any omitted schedule upon request.

(1)	Incorporated by reference to Exhibit 2.1 to current report on Form 8-K filed November 8, 2019.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: December 16, 2019

DIGI INTERNATIONAL INC.

By:	/s/ David H. Sampsell
David H. Sampsell
Vice President of Corporate Development, General Counsel & Corporate Secretary